UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 14, 2010 (September 9, 2010)
ACI WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-25346 (Commission File Number)	47-0772104 (IRS Employer Identification No.)
120 Broadway, Suite 3350
New York, New York 10271
(Address of principal executive offices)   (Zip Code)
Registrant’s Telephone Number, Including Area Code: (646) 348-6700
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Entry Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
     (e) On September 9, 2010, the Board of Directors of ACI Worldwide, Inc. (the “Company”) authorized the Company to enter into its standard form of Change-In-Control Employment Agreement (the “Change-In-Control Agreement”) with certain members of the Company’s executive leadership team, including the Company’s principal financial officer Scott W. Behrens, (each an “Executive”). The standard form of Change-In-Control Agreement is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 7, 2009.
     The effective date of the Change-In-Control Agreement with each Executive is September 9, 2010. The Change-In-Control Agreement provides that the Company will employ the Executive for a two-year period following a change-in-control (the “Employment Period”). During the Employment Period, the Company will (i) pay the Executive a base salary equal to the highest annual rate of base salary paid or payable to the Executive for the 12-month period prior to the change-in-control, (ii) award the Executive for each fiscal period during the Employment Period total annual and quarterly bonus opportunities equal to at least the Executive’s target annual and quarterly bonus opportunities for the year in which the change-in-control occurs, and (iii) allow the Executive opportunities to participate in the Company’s incentive, savings and retirement plans to an extent no less favorable than opportunities provided for by the Company in the 120-day period prior to the effective date.
     The Change-In-Control Agreement also sets forth the obligations of the Company in the event the Executive’s employment terminates during the Employment Period. The following is a summary of such obligations of the Company.
     Termination of Employment Other Than for Cause or by Executive for Good Reason. The Change-In-Control Agreement provides that if the Company terminates the Executive’s employment other than for cause or the Executive’s death or disability, or the Executive terminates his employment for good reason, the Executive will be entitled to receive from the Company certain payments and benefits. These payments and benefits include (1) the lump sum of (a) the Executive’s unpaid current year annual base salary through the date of termination, a portion of current year bonus based on the current year target annual bonus, pro rated through the date of termination and any accrued and unpaid vacation pay (together, the “Accrued Obligations”), plus (b) two times the sum of the annual base salary and target annual bonus; (2) continued participation at the Company’s cost in welfare benefits plans in which the Executive would have been participating, for two years from the date of termination or until the Executive receives equivalent benefits from a subsequent employer, in which case, welfare benefits plans provided pursuant to the Change-In-Control Agreement shall be secondary to those provided under such other plans during the applicable period of eligibility; (3) outplacement services at the Company’s sole expense not to exceed $50,000; and (4) any unpaid amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the affiliated companies at or subsequent to the date of termination (the “Other Benefits”).
     Death. The Change-In-Control Agreement provides that if the Executive’s employment is terminated by reason of the Executive’s death the Company shall provide the Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under the Change-In-Control Agreement.
     Disability. The Change-In-Control Agreement provides that if the Executive’s employment is terminated by reason of the Executive’s disability the Company shall provide the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under the Change-In-Control Agreements.

     Termination of Employment for Cause or by Executive other than for Good Reason. The Change-In-Control Agreement provides that if the Executive’s employment is terminated for cause the Company shall provide the Executive with the Executive’s annual base salary through the date of termination, and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under the Change-In-Control Agreement. If the Executive voluntarily terminates employment, excluding a termination for good reason, the Company shall provide to the Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under the Change-In-Control Agreements. In addition, the Change-In-Control Agreements provide that in the event any payment would be subject to excise tax, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and excise tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Internal Revenue Code of 1986, as amended the Executive retains an amount of the Gross-Up Payment equal to the excise tax imposed upon the payments.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit
No.	Description
10.1	Change-In-Control Employment Agreement (the form of which is filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed January 7, 2009 and incorporated herein by reference).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACI WORLDWIDE, INC.
/s/ Victoria H. Sitz
Victoria H. Sitz, Vice President

Date:	September 14, 2010

EXHIBIT INDEX

Exhibit
No.	Description
10.1	Change-In-Control Employment Agreement (the form of which is filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed January 7, 2009 and incorporated herein by reference).